Medovex Corporation Announces Definitive Agreement to Acquire the Pulmonary Biomedical Services and Patient Delivery Platform of Regenerative Medicine Solutions, LLC

Alpharetta, GA – October 16, 2018 – Medovex Corporation (OTCQB: MDVX) (“Medovex”) announced today that it has signed a definitive agreement to acquire the pulmonary biomedical services and patient delivery platform of Regenerative Medicine Solutions, LLC, (“RMS”) in an all-stock transaction.

RMS is a Tampa, Florida-based biomedical services company that manages Lung Health Institute, a leader in regenerative medicine specializing in cellular therapies to treat COPD and other chronic lung disorders.

William “Bill” Horne, Medovex’s newly appointed CEO and a founder and former CEO of Laser Spine Institute (“LSI”) stated, “This transaction embodies our commitment to acquire and develop a diversified portfolio of innovative and disruptive healthcare solutions. The footprint that RMS has helped create allows us to immediately expand services strategically throughout the United States and position Medovex for accelerated growth.” The RMS asset purchase reunites Horne’s former LSI executive management team, largely responsible for its emergence as the market leader in minimally invasive spine surgery.

RMS provides management services to all five of the Lung Health Institute clinics, which have treated more than 6,000 patients. As reported in the journal, Stem Cell & Regenerative Medicine, data shows that the Lung Health Institute clinics cellular therapy protocols resulted in statistically significant outcomes, improving the quality of life of 73% of COPD patients three months after treatment. In December 2017, the five clinics were among the first cellular therapy providers to earn ambulatory health care accreditation by The Joint Commission, which is widely considered the gold standard of quality patient care.

Chronic obstructive pulmonary disease (COPD) is the fourth leading cause of disability in the United States, imposing an enormous burden on the nation’s health care system. More than $32 billion was spent on COPD-related patient care in 2010, and those costs are projected to increase to $49 billion by 2020.

Bill Horne stated, “Similar to the spine space before we founded LSI, the pulmonology sector has been neglected and is ripe for treatment innovation by expanding beyond traditional pulmonary services to a broader, integrative approach that will treat the whole body including the use of cellular therapies, nutrition, inflammation reduction, life style changes, and personalized high touch patient services. The pulmonology sector is wide open for consolidation and the development of a new brand. Initially we expect to target the acquisition of practices in the five cities where RMS currently manages medical facilities (Tampa, Scottsdale, Dallas, Pittsburgh and Nashville), and then pursue new markets.”

Closing of the transaction is subject to usual and customary conditions for an acquisition of this nature. Further details of the proposed transaction may be found in a Form 8-K filed today with the Securities and Exchange Commission.

About Medovex

Medovex was formed to acquire and develop a diversified portfolio of medical technology products and services with ground-breaking and disruptive characteristics. Its focus is to significantly improve the quality of life by focusing patient outcomes. The Company’s first product, the DenerveX System, is intended to provide long lasting relief from pain associated with facet joint syndrome. For more information on Medovex Corporation, please visit www.medovex.com.

About Regenerative Medicine Solutions

Regenerative Medicine Solutions, LLC (RMS) develops advanced innovative treatment options in regenerative medicine in order to treat an array of debilitating medical conditions, and. manages the Lung Health Institute. Committed to an individualized patient-centric approach, RMS consistently provides oversight and management of the highest quality of care while producing positive outcomes. By applying modern-day best practices to the growing field of regenerative medicine, RMS is changing lives. For more information on the impact of RMS, please visit www.thelunghealthinstitute.com.

About Lung Health Institute

Lung Health Institute comprises five independently owned clinics and leads the industry in regenerative medicine. Lung Health Institute is among the first cellular therapy providers accredited by The Joint Commission, widely considered the gold standard of quality patient care. Our exclusive focus on and multidisciplinary approach to lung disease yields expert care for every patient, even when conventional treatment isn’t effective or stops working. Offering a variety of programs and services including the Anti-Inflammatory Initiative and cellular therapy in several locations across the United States, Lung Health Institute has helped thousands of people with chronic lung disease improve their quality of life and Breathe Easier™. For more information, visit www.thelunghealthinstitute.com.

Safe Harbor Statement

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company’s filings with the Securities and Exchange Commission (the “SEC”), not limited to Risk Factors relating to its business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Contact Information

Medovex Corp.

Jason Assad

678-570-6791

Jassad@medovex.com